Exhibit 4.20

December 23, 2009
UNIONWAY RESOURCES LIMITED

(as Seller)

and

HOLLYSYS AUTOMATION TECHNOLOGIES, LTD

(as Buyer)
_______________________

SHARE SALE AND PURCHASE AGREEMENT

Relating to

THE SALE AND PURCHASE OF

100% EQUITY INTEREST IN MAYPOWER LIMITED
_______________________

TABLE OF CONTENTS

OPERATIVE PROVISIONS		3
1	Interpretation	3
2	Sale and purchase of the Shares	4
3	Consideration	4
4	Position pending Completion	5
5	Completion	5
6	Right to terminate	6
7	Seller Warranties and Indemnities	6
8	Announcements	8
9	General	9

This Share Sale and Purchase Agreement (the “Agreement”) is made on December 23, 2009, between:

(1)
Unionway Resources Limited, a company registered in the British Virgin Islands (no. 1524864) whose registered office is at Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands (the “Seller”);  and

(2)
Hollysys Automation Technologies. Ltd, a company registered in the British Virgin Islands (no. 1009283) whose registered office is at P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands (the “Buyer”).

WHEREAS:

(A)
The Seller is the legal and beneficial owner of all of the issued and outstanding shares in the Company (as defined below) and has the right, power and authority to sell and transfer such shares in the manner contemplated by this Agreement; and

(B)	The Buyer wishes to purchase the Shares (as defined below) in accordance with the terms of this Agreement,

IT IS AGREED:

1	Interpretation

1.1
In this Agreement, except where a different interpretation is necessary in the context, the parties shall be referred to in the manner set out after their names above, and the following expressions shall have the following meanings:

Act	the BVI Companies Act 2004, as amended or superseded from time to time

Affiliate
in relation to any body corporate (whether or not registered in the British Virgin Islands), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate

this Agreement	this agreement including the recitals and the schedules

Business Day	a day (other than a Saturday, Sunday or public holiday) when banks are open for business in the British Virgin Islands

Claim	any claim for breach of any Warranty

the Company	Maypower Limited, short particulars of which are set out in Schedule 1

Completion	completion of the sale and purchase of the Shares in accordance with clause 5

Completion Date	March 31, 2010, the date on which Completion takes place

Completion Documents	the documents respectively required to be delivered by each party to the other on Completion in accordance with the Contractual Documents

Confidential Information	all information which relates to:

(a)	the Company, any business of the Company;

(b)	the provisions of this Agreement;

(c)	the negotiations relating to this Agreement;

(d)	the subject matter of this Agreement; and

(e)	the Seller or Buyer and any of their Affiliates (as the case may be) from time to time

Consideration	The amount set out in clause 3 which is to be satisfied in accordance with clause 3

Contractual Documents	this Agreement, together with any other written agreements between the parties and referred to in this Agreement

the Directors	the persons specified as directors of the Company in Schedule 1 (the expression “Director” meaning any of them)

Encumbrance
any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge (fixed or floating), pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement which has the effect of creating security or payment priority

Intellectual Property
patents, trade marks, signs and service marks, rights in designs, trade and business names, copyrights (including rights in computer software, database and topography rights whether or not any of these is registered and including applications for registration of any of these) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world

Material Breach	the meaning given to that term in clause 6.2

RMB	Renminbi, the legal currency of the People’s Republic of China

Seller’s Group	the Seller and its Affiliates, including until Completion the Company and the Subsidiaries

Shares	the ordinary shares of one US dollar par value each which comprise all of the issued and outstanding shares of the Company

Subsidiaries	the companies as set out at Part 2 of Schedule 1 and the expression of “Subsidiary” shall mean any one of them

Taxation	all forms of taxation imposed anywhere in the world

Taxing Authority	any governmental or state body or official anywhere the world competent to impose tax

Warranties	the warranties given in clause 7 and Schedule 3 and each such warranty shall be a "Warranty"

1.2
All references to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision or enactment, unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the date of this Agreement.  Unless otherwise indicated, any reference to specific legislation is to that legislation as enacted by the Legislature of the British Virgin Islands.

1.3
References in this Agreement and the Schedules to the parties, the Recitals, Schedules and clauses are references respectively to the parties, the Recitals and Schedules to and clauses of this Agreement.

1.4
Save where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.  References to persons shall include bodies' corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.  References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

1.5	Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.6	Any reference to “writing” or “written” includes faxes and emails and any other non-transitory form of visible reproduction of words.

2	Sale and purchase of the Shares

2.1	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

2.2
The Seller irrevocably and unconditionally waives, and shall procure that there are waived, any and all pre-emption rights in respect of the Shares whether arising by virtue of any memorandum or articles of association, agreement, law or otherwise.

2.3	On or before the date of this Agreement, the Seller shall deliver to the Buyer the items listed in Part 1 of Schedule 2 (the Buyer receiving them, where appropriate, as agent for the Company).

3	Consideration

3.1	In consideration of the sale of the Shares, the Buyer shall pay an aggregate value of RMB 398,768,745.21 to the Seller as following:

(a)	Cash, totalling RMB 67,634,366.25 (the "Cash Consideration"); and

(b)	4,413,948 shares of ordinary shares of the Buyer.

3.2	The Consideration shall be satisfied in accordance with clause 3.3 below.

3.3	The Buyer shall pay the Cash Consideration to the Seller on the Completion Date (such payment to be made in accordance with clause 5.2).

3.4
Any payment made by the Seller to the Buyer under or in respect of any breach of this Agreement (including, without limitation, in respect of any claim for breach of the Warranties or any indemnity contained in this Agreement) shall be and shall be deemed to be a reduction in the price paid for the Shares under this Agreement to the extent legally possible.

3.5	The Buyer shall issue the shares described in clause 3.1(b) above on or before the Completion Date.

4	Position pending Completion

The Seller covenants with and undertakes to the Buyer to comply with the provisions of Schedule 4 (Position pending Completion).

5	Completion

5.1	On or before the Completion Date, the Seller shall deliver to the Buyer the items listed in Part 2 of Schedule 2 (the Buyer receiving them, where appropriate, as agent for the Company).

5.2
On or prior to the Completion Date, the Buyer shall procure the delivery of an electronic transfer to the account of the Seller (as notified by the Seller to the Buyer at the time of this Agreement) for the amount of the Cash Consideration~~.~~

5.3
If for any reason the provisions of clause 5.1 are not fully complied with, the Buyer shall not be obliged to complete the sale and purchase of the Shares and shall be entitled (in addition to and without prejudice to any other right or remedy available to it, including the right to claim damages) to elect:

(a)	to rescind this Agreement, without liability on the part of the Buyer; or

(b)
to proceed to complete the purchase of the Shares or some of the Shares (at the Buyer’s option) in which case the Seller shall be bound to complete the sale of all or part of the Shares accordingly and the Buyer shall be entitled to pay only the proportion of the Consideration due for those of the Shares it is acquiring and in addition the Buyer may withhold from the proportion of the Consideration which is payable an amount which it considers reasonable as security for the remedying of the Seller’s default; or

(c)	to defer the date for Completion (in which case the provisions of this clause 5.3 shall apply to Completion as so deferred); or

(d)
to proceed to Completion so far as practicable without prejudice to its rights under this Agreement, the Seller then being obliged to use its best endeavours to perform or procure the performance of any of the outstanding provisions of clause 5.1 on or before such date as is specified by the Buyer.

6	Right to terminate

6.1	If at any time prior to Completion the Buyer becomes aware of:

(a)	any fact, matter or event, which constitutes a Material Breach of a Warranty; and/or

(b)	any fact, matter or event, which constitutes a Material Breach of any of the Seller’s undertakings contained in Schedule 4 (Position pending Completion),

the Buyer shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) to proceed to Completion so far as practicable having regard to the breaches that have occurred or, by notice in writing to the Seller, to elect to terminate this Agreement without any liability whatsoever to the Buyer.

6.2	For the purposes of clause 6.1 a “Material Breach” shall mean:

(a)
a breach of a Warranty which would, if the Warranties were repeated on or at any time prior to Completion by reference to the facts and circumstances then existing, entitle the Buyer to an amount in damages, following Completion, equal to or greater than 1% of the aggregate value of this Agreement; or

(b)
a breach of any of the Seller’s undertakings contained in Schedule 4 (Position pending Completion) which would entitle the Buyer to an amount in damages, following Completion, equal to or greater than 1% of the aggregate value of this Agreement, which (if capable of remedy) is not remedied to the complete satisfaction of the Buyer prior to Completion.

6.3
Any right of termination exercised pursuant to clause 6.1 shall automatically terminate this Agreement (other than clauses 9.15 (Costs and Expenses) and 9.28 (Governing Law and Jurisdiction) which shall continue in full force and effect) and no party shall have any claim of any nature whatsoever against the other parties under this Agreement, save in respect of any rights and liabilities of any party which have accrued prior to the Agreement terminating or in relation to the clauses of this Agreement which remain in force.

6.4
Any right of termination conferred upon the Buyer by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to the Buyer and no exercise of or failure to exercise such a right of termination shall constitute a waiver by the Buyer of any such other right or remedy.

7	Seller Warranties and Indemnities

7.1	The Seller warrants to the Buyer for itself and for any successor in title to the Shares that each and every Warranty is true, correct, accurate and not misleading at the date of this Agreement.

7.2
Each of the Warranties shall be deemed to be repeated immediately prior to Completion by reference to the facts and circumstances then existing and on the basis that all references (whether express or implied) in such Warranties to the “date of this Agreement” or in any of the definitions in clause 1.1 used in such Warranties shall be deemed to be substituted with references to the “Completion Date”, as appropriate.

7.3
The Seller shall forthwith notify the Buyer in writing of any matter or thing which may arise or become known to it after the date of this Agreement and prior to Completion which constitutes (or would with the passage of time constitute) a breach of any of the Warranties or a breach of any of the covenants or undertakings or obligations of the Seller under this Agreement.

7.4	Each Warranty is a separate and independent warranty and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement.

7.5
The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of the Buyer into the affairs of the Company, or by any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.  No information relating to the Company of which the Buyer has knowledge (actual or constructive) other than by reason of its being disclosed in accordance with clause 7.1 shall prejudice any claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer under this Agreement.

7.6
Where any Warranty is qualified by the expression “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means both the actual knowledge of the Seller and also such knowledge which the Seller would have had if it had made due and careful enquiry of all relevant persons.

7.7
Each of the paragraphs in Schedule 3 shall be interpreted as being deemed to include all references to the foreign equivalent of terms used, statutes and regulations referred to and concepts applied where the Company is incorporated in, does business in or is affected by the laws or regulations of a country outside the British Virgin Islands.

7.8
Any information supplied by the Company, its officers, employees or agents to the Seller, its agents, representatives or advisers in connection with this Agreement, or in connection with, or to form the basis of, the Warranties, or for any other reason, shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy to the Seller and shall not constitute a defence to the Seller to any claim made by the Buyer.  The Seller hereby waives any and all claims against the Company, its officers or employees in respect of any information so supplied (and undertakes that no other person claiming under or through it will make any such claim).

7.9
Without restricting the rights of the Buyer or any successor in title to the Shares or their ability to claim damages on any basis available to them, in the event of any breach or non-fulfilment of the Warranties, the Seller hereby undertakes to the Buyer for itself and for any successor in title to the Shares that the Seller will on demand pay to the Buyer or such successors:

(a)
the full amount of any shortfall or diminution in the value of any assets of the Company and any increase in the liabilities of the Company and an amount equal to any other loss suffered or incurred by the Buyer or the Company or any such successor as a result of or in relation to any act, matter, thing or circumstance constituting a breach or non-fulfilment of any of the Warranties; and

(b)
all costs, expenses and disbursements suffered or incurred by the Buyer, the Company or any such successor directly or indirectly as a result of or in relation to any breach or non-fulfilment of any of the Warranties.

8	Announcements

8.1
Except to the extent otherwise expressly permitted by this Agreement, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter.

8.2
Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by:

(a)	law; or

(b)	any securities exchange on which either party’s securities are listed or traded; or

(c)	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

8.3
Subject to Clauses 8.1 and 8.2, each of the Seller and the Buyer undertakes with the other that it shall both during and after the term of this Agreement preserve the confidentiality of the Confidential Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Confidential Information.

8.4	Notwithstanding any other provision in this Agreement, either party may, after consultation with the other party whenever practicable, disclose Confidential Information if and to the extent:

(a)	required by law; or

(b)	required by any securities exchange on which either party’s securities are listed or traded; or

(c)	required by any regulatory or governmental or other authority with relevant powers to which either party is subject or submits (whether or not the authority has the force of law); or

(d)	required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement; or

(e)	required by its professional advisers, officers, employees, consultants, sub-contractors or agents to provide their services (and subject always to similar duties of confidentiality); or

(f)	that information is in or has come into the public domain through no fault of that party; or

(g)	the other party has given prior written consent to the disclosure; or

(h)	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

The restrictions contained in this clause 8.4 shall continue to apply after Completion without limit in time.

9	General

Further Assurance

9.1
Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Agreement, each party shall so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to and at the cost of the other party concerned as such other party may reasonably consider necessary to transfer the Shares to the Buyer or otherwise to give any party the full benefit of this Agreement.

Assignment

9.2
This Agreement is personal to the parties and, except as provided in clauses 9.3 to 9.5, no party may assign, transfer, subcontract, delegate, charge or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other party.

9.3
The Seller acknowledges and agrees that the Buyer may at any time following Completion reorganise its group, pursuant to which the Buyer may sell or transfer all or any of the Shares or assets of the Company to an Affiliate or assign (in whole or in part) its rights under this Agreement.  Accordingly, subject to clause 9.4, the Seller agrees that the rights under this Agreement may be assigned (in whole or in part) by the Buyer without the consent of the Seller to, and may be enforced by, any Affiliate of the Buyer which is the legal or beneficial owner from time to time of any or all of the Shares or assets of the Company as if it were the Buyer under this Agreement.

9.4
If the rights under the whole or any part of this Agreement are assigned by the Buyer to an Affiliate in accordance with clause 9.3 that Affiliate may at any time assign those rights to any other Affiliate of the Buyer provided that the Buyer shall procure that any Affiliate to whom any or all of the rights under this Agreement are assigned shall assign such rights back to the Buyer (or to another continuing Affiliate of the Buyer) immediately prior to it ceasing to be an Affiliate of the Buyer.

9.5
The Buyer may assign (in whole or in part) its rights under this Agreement by way of security to any bank and/or financial institution lending money or making other banking facilities available to the Buyer or any of its Affiliates.

9.6	Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of this clause 9 shall be ineffective.

Entire Agreement

9.7
This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

9.8
Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

9.9
Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this agreement or not) and upon which it has relied in entering into this agreement.

9.10	Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this Agreement shall be for breach of contract.

9.11	Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

Waiver, Variation and Release

9.12
No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

9.13
Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

9.14	No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

Costs and Expenses

9.15	Each party shall pay its own costs and expenses in relation to the negotiation, preparation; execution and carrying into effect of this Agreement and other agreements forming part of the transaction.

Notices

9.16
Any communication to be given in connection with the matters contemplated by this Agreement shall be in writing except where expressly provided otherwise and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission.  Delivery by courier shall be regarded as delivery by hand.  A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in clause 9.17, at the time of delivery;

(b)	if sent by first class pre-paid post to the address referred to in clause 9.17, at the expiration of two clear days after the time of posting; and

(c)	if sent by facsimile to the number referred to in clause 9.17, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 8.30 am to 5.30 pm on a Business Day) under the preceding provisions of this clause 9.16, it shall be deemed to have been delivered at the next opening of such business hours.

9.17
Such communication shall be sent to the address of the relevant party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number may from time to time be notified in writing to the other party in accordance with this clause 9.17.  Each communication shall be marked for the attention of the relevant person.

Seller: Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands; facsimile number 86 10 5218 1952 for the attention of Wang Wenfu.

Buyer: P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands; facsimile number 86 10 5898 1301 for the attention of Jennifer Zhang.

Counterparts

9.18
This Agreement may be executed in any number of counterparts (whether original or facsimile) and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

9.19	Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

Severability

9.20
Each of the provisions of this Agreement is severable.  If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Effect of Completion

9.21	This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

Interest on Late Payments

9.22
If a party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgement) in accordance with clause 9.23.

9.23	The interest referred to in clause 9.22 shall accrue from day to day and shall be paid on demand at the rate of 0.1%. Unpaid interest shall compound quarterly.

Grossing-up of payments

9.24
All amounts payable by the Seller to any person under this Agreement shall be paid free of any rights of counterclaim or set off and without any deductions or withholdings whatsoever, save only as may be required by any applicable law.

9.25
If any deductions or withholdings are required by law to be made from any of the amounts payable by the Seller under this Agreement, the Seller shall be obliged to pay to the recipient of the payment such amount as will, after the deduction or withholding has been made, leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

9.26
If Taxation is payable on any amount paid by the Seller to any person under this Agreement, the amount payable shall be increased by such amount as will ensure that, after payment of any Taxation charged on or in respect of such payment, there shall be left an amount equal to that which would otherwise be payable under this Agreement.

Set Off

9.27	All payments to be made under this Agreement shall be paid in full without any set-off or counterclaim.

Governing Law and Jurisdiction

9.28	The parties irrevocably submit to the exclusive jurisdiction of the courts of the British Virgin Islands to settle any dispute which may arise out of or in connection with this Agreement.

9.29	This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands.

SCHEDULE 1

Part 1

Particulars of the Company

Name: Maypower Limited

Registered Number: 1499765

Date of Incorporation: 17th March 2009

Place of Incorporation: British Virgin Islands

Registered Office: P. O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Authorised shares:  50,000 share

Issued shares:  one share

Shareholders and shareholding: Unionway Resources Limited, 100% shareholding

Sole Director: Wang Wenfu

SCHEDULE 1

Part 2

Particulars of the Subsidiaries

Name: Trinity Star Investments Limited

Registered Number: 1247703

Date of Incorporation: 17th June 2008

Place of Incorporation: Hong Kong

Registered Office:  19th Floor, Beverly House, Nos. 93-107 Lockhart Road, Wanchai, Hong Kong.

Authorised shares: 1,000 shares

Issued shares: 1,000 shares

Shareholders and shareholding:  Maypower Limited, 100% shareholding

Sole Director: Wang Wenfu

Name: Beijing Chuanzhongchengzhen Medical Science and Technology Company Ltd.

Registered Number: 110000450091589

Date of Incorporation: 5th May 2009

Place of Incorporation: People’s Republic of China

Registered Office: Room 1304, 1st floor, 10 Jiancaicheng Middle Road, Xisanqi, Haidian District, Beijing, People’s Republic of China

Authorised shares: one share

Issued shares: one share

Shareholders and shareholding: Trinity Star Investments Limited

Sole Director: Shen Tao

Name: Beijing Yingcaibao Beauty Company Ltd.

Registered Number: 110105011873413

Date of Incorporation: 27th April 2009

Place of Incorporation: People’s Republic of China

Registered Office: 1st and 2nd Floor, Building B-03, No. 66, Xiaguangli, Dongsanhuan Beilu, Chaoyang District, Beijing.

Authorised shares: one share

Issued shares: one share

Shareholders and shareholding: Beijing Chuanzhongchengzhen Medical Science and Technology Company Ltd, 100% shareholding

Sole Director: Wu Yang

SCHEDULE 2

Part 1

Documents which have been delivered prior to or at execution of this Agreement

1	A certified true copy of the minutes of a meeting of the directors of the Seller authorising the execution by the appropriate signatories on behalf of the Seller of this Agreement.

2	A certified true copy of the resolutions of the shareholders of the Seller authorising the transfer of the Shares in accordance with section 175 of the Act.]

3	A certificate in the agreed form executed by the Seller confirming that there has been no breach of any of the Warranties.

SCHEDULE 2

Part 2

1	A written instrument of transfer in respect of the Shares duly executed by the Seller in favour of the Buyer.

2
The original share certificates for the Shares (if any) and any other documents which may be required to give good title to the Shares and to enable the Buyer to procure registration of the Shares in its name or as it may direct.

3	A certified true copy of the Company's register of members, updated so as to reflect the transfer of the Shares to the Buyer as at the date of Completion.

4	The resignations in the agreed form of each of the Directors of the Company.

5	Certified copy of the board resolution of the Company in the agreed form.

SCHEDULE 3

Warranties

1	The Shares

1.1
The Shares constitute all of the issued and outstanding shares in the Company and are fully paid or credited as fully paid.  The Company has not granted any options or other rights (whether exercisable now or in the future and whether contingent or not) to subscribe for shares or other securities in the Company.

1.2	The Seller is the legal and beneficial owner of the Shares and has full capacity and authority to sell the Shares in accordance with the terms of this Agreement.

1.3
There is no Encumbrance on, over or affecting the Shares, no agreement to create any Encumbrance has been made and no claim has been received by the Seller that any person is entitled to any Encumbrance.

2	Capacity and Authority

2.1	This Agreement constitutes binding obligations of the Seller in accordance with its terms;

2.2	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement will not:

(a)
result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound and which is material in the context of the transactions contemplated by this Agreement;

(b)
result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound and which is material in the context of the transactions contemplated by this Agreement;

(c)	allow any person to exercise any right to acquire the Shares, whether by reason of any pre-emption right or otherwise; or

(d)
require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

3	The Company and the Subsidiaries

3.1	Each of the Company and the Subsidiaries is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated.

3.2
The Company has not, since incorporation, carried on any business or trade or incurred any liabilities (including actual, future, contingent unqualified or disputed liabilities), other than investment.

3.3	The Company does not own and has not owned since incorporation shares or other interests in any corporate or other body other than the Subsidiaries.

3.4
The Company does not act or carry on and has never acted or carried on business in partnership with any other person.  The Company is not, and never has been, a member of any unincorporated body, undertaking or association.

3.5
The Company has not and never has entered into any contract, commitment or arrangement, whether written or otherwise and whether or not valid, binding or legally enforceable in accordance with its terms.

3.6
There is no Encumbrance on, over or affecting any of the assets of the Company, no agreement to create any Encumbrance has been made and no claim has been received by the Seller that any person is entitled to any Encumbrance.

4	Compliance with laws

4.1
The Company has not committed and is not liable for any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty and there is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any court or central or local government agency.

4.2
The Company has not been a party to any understanding or assurance given to any court or governmental or regulatory agency which is still in force and there are no judgements or orders given or made by any court against the Company which have not been fully satisfied and complied with.

5	Accuracy of information

5.1	The information contained or referred to in Schedule 1 (The Company and the Subsidiaries) is true, complete and accurate and not misleading.

5.2
The records, statutory books and books of account of the Company are duly written up and maintained in accordance with all legal requirements applicable thereto and all such books and all records and documents (including, without limitation, all documents of title, accounts, books, ledgers and contracts to which it is a party) which are the property of the Company are in its possession or under its control.

6	Employees

The Company does not have and never has had any employees, neither has it ever been a party to any pension arrangements or any employee benefit or employee incentive arrangements.

7	Litigation

7.1
Neither the Company nor any person for whose acts or omissions the Company may be vicariously liable for are engaged in or subject to any civil, criminal or arbitration proceedings or which have been issued and served and, as far as the Seller is aware, there are no such proceedings pending or threatened by or against the Company or against any such person and no facts or circumstances likely to give rise to any such proceedings.

7.2
There is no investigation or inquiry which is or has been conducted by any governmental or other body into the affairs of the Company and the Seller is not aware of any circumstances which would give rise to such an investigation or inquiry.

8	Insolvency

8.1	The Company has not:

(a)	entered into any arrangement or composition for the benefit of its creditors or any of them nor has it (or its agent or nominee) convened a meeting of its creditors;

(b)	been the subject of a resolution for voluntary winding up under Part XII of the Act nor has a meeting of its shareholders been called to consider a resolution for winding up; or

(c)	had a receiver appointed in respect of all or any of its assets.

8.2	The Company is not unable to pay its debts as they fall due.

8.3	The Company has not entered into any transaction at an undervalue nor been given a preference which may be liable to be set aside or avoided for any reason.

8.4	The Company has not entered into or suffered nor has there occurred any analogous proceedings to those specified above.

SCHEDULE 4

Position pending Completion

1	Pending Completion the Seller will procure that each of the Company and the Subsidiaries:

1.1	continues to pay its creditors in the ordinary course of business or within the usual terms of payment of such creditors;

1.2	maintains in force all insurance policies usually kept in force relating in whole or in part to its business and operations;

1.3	maintains all licences, consents and authorisations which are needed to carry on its business and comply with all applicable laws and regulations; and

1.4	maintains all accounting and other records in the ordinary and usual course.

2
The Seller shall not and shall procure that each of the Company and the Subsidiaries shall not at any time prior to Completion without the prior written consent of the Buyer do, allow or procure any act or omission which would (or would be likely to) cause, constitute or result in a breach of any of the Warranties if they were to be expressly repeated at Completion or which would make any of Warranties untrue, incorrect, inaccurate or misleading if they were expressly repeated at Completion.

3
Without prejudice to the generality of paragraph 2, the Seller shall procure that each of the Company and the Subsidiaries shall not at any time prior to Completion without the prior written consent of the Buyer:

3.1	alter its authorised shares or the rights attaching to any of its shares;

3.2
create, allot, issue, redeem, purchase, consolidate, convert or subdivide any shares or loan capital or any securities convertible into shares or grant any options for the issue of any such securities;

3.3	subscribe or otherwise acquire, or dispose of any shares in any company;

3.4	acquire or dispose of the whole or part of the undertaking of it or of any other person, firm or company;

3.5	send any notice to its shareholders or pass any shareholder resolution;

3.6	cease to carry on its business or be wound up or enter into receivership, administrative receivership or any form of management or administration of its assets;

3.7
permit or suffer any of its insurances to lapse or do anything which would make any such policy of insurance null or voidable, fail to notify any insurance claim in accordance with the terms of the relevant policy or settle any insurance claim below the amount claimed;

3.8	make any change to its auditors, its bankers or the terms of the mandate given to such bankers in relation to its account(s), or change its accounting reference date;

3.9
borrow monies (other than by way of its agreed overdraft facility), accept credit (other than normal trade credit), make payments out of or drawings on its bank accounts other than in the ordinary and usual course or repay any loan or financial facility;

3.10	make any payment otherwise than on an arm’s length basis;

3.11
enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body;

3.12	declare or pay any dividend or make any other distribution;

3.13	enter into any partnership, consortium, association or joint venture;

3.14	engage any employee;

3.15	make any loan or give any credit (other than normal trade credit) or acquire any loan capital of any corporate body (wherever incorporated);

3.16	amend or terminate any contract or commitment other than in the ordinary course of business;

3.17	enter into any leasing, hire, hire purchase or other agreement for payment on deferred terms or any unusual or onerous contract or any other material or major or long-term contract;

3.18	make any change in its business or do any act or thing outside the ordinary course of the business carried on by it;

3.19	commence or conduct any litigation (save for the collection of debts arising in the ordinary course of business) or settle or compromise any claim or dispute; or

3.20	enter into any contract or non-binding commitment to do any of the acts or matters referred to in this paragraph 3.

4	The Seller shall not at any time prior to Completion:

4.1	dispose or attempt to dispose of any interest in the Shares or grant any option over, or mortgage, charge or otherwise encumber any of the Shares; or

4.2	enter into or continue any discussions or negotiations with any persons as regards the Shares or any part thereof.

ATTESTATIONS

SIGNED on behalf of UNIONWAY RESOURCES LIMITED:

Wenfu Wang
Signed	Full name (please print)

SIGNED on behalf of HOLLYSYS AUTOMATION TECHNOLOGIES, LTD.:

Changli Wang
Signed	Full name (please print)